Exhibit 5.1

February 14, 2011

NovaDel Pharma Inc.
1200 Route 22 East, Suite 200
Bridgewater, NJ 08807

Re:	Registration Statement on Form S-1

Ladies and Gentlemen,

We have acted as counsel to NovaDel Pharma, Inc., a Delaware corporation (the “Company”), in connection with the filing of the Registration Statement on Form S-1 and the Prospectus dated February 14, 2011 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the registration by the Company of an aggregate of 1,667 shares (the “Shares”) of Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), which are convertible into up to 20,000,000 shares (the “Conversion Shares”) of common stock, par value $0.001 per share (the “Common Stock”), Series A Warrants (the “Series A Warrants”) to purchase up to 16,670,000 shares of Common Stock, Series B Warrants (the “Series B Warrants”) to purchase up to 20,000,000 shares of Common Stock (the “Warrant Shares”), Series C Warrants (the “Series C Warrants”) to purchase up to 16,670,000 shares of Common Stock, and the Placement Agent Warrant (“Placement Agent Warrant”, together with the Series A Warrants, the Series B Warrants and the Series C Warrants, the “Warrants”). The Shares, the Conversion Shares, the Warrants and the Warrant Shares are referred to herein as the “Securities.”

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation, as amended, including the Certificate of Designation of the Series A Preferred Stock, and Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, the Shares and Warrants will be validly issued, fully paid and nonassessable, upon the valid conversion of the Shares, the Conversion Shares will be validly issued, fully paid and nonassessable, and upon the valid exercise of the Series B Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the Delaware General Corporation Law and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan Lewis & Bockius LLP